VOLT INFORMATION SCIENCES NAMES RON KOCHMAN
PRESIDENT AND CEO

NEW YORK, NY, May 1, 2012 – Volt Information Sciences, Inc. (OTC: VISI) today announced that Ron Kochman has been named President and Chief Executive Officer, replacing Steven Shaw who has resigned from this position and will be pursuing other opportunities.  Mr. Kochman has also been elected to Volt’s Board of Directors.  The Company also announced that Interim Chief Financial Officer James Whitney Mayhew has been appointed Chief Financial Officer and that Jerry Shaw, a co-founder of the Company, will rejoin the Board.

Mr. Kochman has previously served in various executive roles over the past 25 years at Volt, most recently as Senior Vice President of Strategic Planning.

In a joint statement the Volt Board of Directors said, “Ron has a deep understanding of our business, customers and employees, and the strategic vision to lead the company forward to its next phase of growth.  We are extremely pleased to have such an experienced and high-caliber executive as Ron Kochman to bring new leadership and focus on the market opportunities ahead.  We are also very pleased to have Jim Whitney assume the Chief Financial Officer position with his extensive financial experience and strengths in implementing effective financial control and performance.  Finally, we would like to thank Steve Shaw for his contributions to Volt over the past 16 years and we wish him well in his future endeavors.”

Mr. Kochman commented, “Volt has an outstanding business, and I am excited to be leading the company at this important point in its evolution.  Our goal is to keep Volt at the forefront of customized talent, technology and consulting solutions by continuing to meet our client’s evolving needs while driving efficiency improvements throughout our business.  We’re also very focused on completing the ongoing financial restatement process as expeditiously as possible.  The combination of our outstanding people with our industry-leading brands, products, and technologies gives us a unique platform from which to deliver growth and value to our shareholders in the years ahead. ”

Mr. Kochman has been with Volt since 1987 and has held a number of strategic planning and financial management positions, including responsibility for mergers and acquisitions.  Mr. Kochman has been an elected Executive Officer of the Company since February 2005.  He received his MBA with an emphasis in Finance and Investments from George Washington University and earned his Bachelor of Arts degree in Economics from Stony Brook University.

Prior to joining Volt in 2010, Mr. Whitney was with KPMG, LLP for over 21 years, where he most recently served as an audit partner.  Mr. Whitney is a Certified Public Accountant and earned his Bachelor of Arts degree in Business Administration with a concentration in Accounting from the University of Washington.

About Volt Information Sciences, Inc.
Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the Staffing Services Segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for professional search and temporary/contingent personnel as well as managed services programs. Technology infrastructure services include telecommunications engineering, construction, and installation; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

Investors:
James Whitney
Volt Information Sciences, Inc.
212-704-7921
voltinvest@volt.com

Media:
Jim Barron/Marisa Bricca
212-687-8080

#  #  #